Exhibit 5

[Quarles & Brady LLP Letterhead]

July 16, 2010

Briggs & Stratton Corporation

12301 West Wirth Street

Wauwatosa, Wisconsin 53222

Re:	The Briggs & Stratton Corporation Incentive Compensation Plan

Ladies and Gentlemen:

We are providing this opinion in connection with the Registration Statement of Briggs & Stratton Corporation (the “Company”) on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Act”), with respect to the possible issuance by the Company of up to 2,481,494 shares of Common Stock, par value $0.01 per share (together with the associated common share purchase rights) (the “Shares”), of the Company pursuant to the Company’s Incentive Compensation Plan (the “Plan”).

We have examined: (i) the Registration Statement; (ii) the Company’s Articles of Incorporation and Bylaws, each as amended to date; (iii) the Plan; (iv) the corporate proceedings relating to the adoption and approval of the Plan and the authorization for the issuance of the Shares in accordance with the Plan; and (v) such other documents and records and such matters of law as we have deemed necessary in order to render this opinion.

On the basis of the foregoing, we advise you that, in our opinion:

1.	The Company is a corporation validly existing under the laws of the State of Wisconsin.

2.	The Shares which are original issuance or treasury shares, when issued as and for the consideration contemplated by the Plan, will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) has been repealed) owing to employees for services performed, but not exceeding six months service in any one case.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP